EX 99.1
                                    Press Release

Contacts:
Media Relations                    Investor Relations
Mike Jacobsen, APR                    Christine Marchuska, CAIA
+1-330-490-3796                    +1 607 206-9212
michael.jacobsen@dieboldnixdorf.com        christine.marchuska@dieboldnixdorf.com

FOR IMMEDIATE RELEASE:
Nov. 5, 2021

Diebold Nixdorf Names Microsoft Corp. Executive Bill Borden as Company’s Newest Board Member

NORTH CANTON, Ohio — Diebold Nixdorf, Incorporated (NYSE: DBD) announced today it has added William A. (Bill) Borden, corporate vice president of worldwide financial services for Microsoft Corp., to its board of directors.
A veteran leader in the global financial services industry, Borden brings a wealth of experience to Diebold Nixdorf’s board. For more than 20 years during his career, he has held various senior leadership positions at some of the largest banking institutions in the United States, including Bank of America and Citigroup. As Microsoft’s thought leader in financial services, he is responsible for leading the development and execution of the company’s global financial services strategy, supporting its customers in their digital transformation journeys.
Borden is a member of The Executive Leadership Council, the preeminent membership organization for the development of global Black leaders. He is committed to helping the communities in which he lives and works through board membership, volunteering and mentoring. For Diebold Nixdorf, Borden will serve on the board's audit and technology committees. His appointment expands the number of the company’s directors from 11 to 12.
"On behalf of our board, we are very excited to welcome Bill as our newest director,” said Gary G. Greenfield, non-executive chairman of the board, Diebold Nixdorf. “His addition will be invaluable in helping successfully guide our strategies in global financial services and digital transformation and exemplifies our ongoing efforts to bring in new perspectives and vital experience at the director level."
(more)

Diebold Nixdorf Names Microsoft Corp. Executive Bill Borden as Company’s Newest Board Member / Page 2

About Diebold Nixdorf
Diebold Nixdorf, Incorporated (NYSE: DBD) is a world leader in enabling connected commerce. We automate, digitize and transform the way people bank and shop. As a partner to the majority of the world’s top 100 financial institutions and top 25 global retailers, our integrated solutions connect digital and physical channels conveniently, securely and efficiently for millions of consumers each day. The company has a presence in more than 100 countries with approximately 22,000 employees worldwide. Visit www.DieboldNixdorf.com for more information.

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